Exhibit 10.1

FOURTH LOAN MODIFICATION AGREEMENT

This Fourth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 18, 2019, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and (b)(i) ICAD, INC., a Delaware corporation (“ICAD”), (ii) XOFT, INC., a Delaware corporation (“Xoft”) and (iii) XOFT SOLUTIONS, LLC, a Delaware limited liability company (“Xoft Solutions”, and together with ICAD and Xoft, individually and collectively, jointly and severally, “Borrower”) whose address is 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062.

1.    DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 7, 2017, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 7, 2017, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of March 22, 2018, as further amended by a certain Second Loan Modification Agreement dated as of August 13, 2018, and as further amended by a certain Third Loan Modification Agreement dated as of December 20, 2018 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.    DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.    DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9(b) thereof:

“    With respect to any period ending after December 31, 2018, Bank will set the Detection Revenue covenant levels for any such period in its reasonable discretion (based upon the methodology used to set such covenants previously and Bank’s then existing underwriting criteria), in consultation with Borrower, based upon budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant in its reasonable judgment, including, without limitation, Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2019 to any such covenant levels proposed by Bank with respect to the 2019 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2019;

(ii)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2020 to any such covenant levels proposed by Bank with respect to the 2020 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2020; and

(iii)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2021 to any such covenant levels proposed by Bank with respect to the 2021 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2021.

Notwithstanding any terms in this Agreement to the contrary, if the Term Loan Maturity Date, 2018 Term Loan Maturity Date and Revolving Line Maturity Date are accelerated pursuant to (i), (ii), or (iii) above, then, in addition to all other Obligations, Borrower shall be required to pay the Term Loan Prepayment Premium, the Final Payment, the 2018 Term Loan Prepayment Premium and 2018 Term Loan Final Payment.”

2	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9(c) thereof:

“and (iv) $1.00 for the six (6) month period ending December 31, 2018.

With respect to any period ending after December 31, 2018, Bank will set the Adjusted EBITDA covenant levels for any such period in its reasonable discretion (based upon the methodology used to set such covenants previously and Bank’s then existing underwriting criteria), in consultation with Borrower, based upon budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant in its reasonable judgment, including, without limitation, Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2019 to any such covenant levels proposed by Bank with respect to the 2019 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2019;

(ii)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2020 to any such covenant levels proposed by Bank with respect to the 2020 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2020; and

(iii)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2021 to any such covenant levels proposed by Bank with respect to the 2021 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2021.

Notwithstanding any terms in this Agreement to the contrary, if the Term Loan Maturity Date, 2018 Term Loan Maturity Date and Revolving Line Maturity Date are accelerated pursuant to (i), (ii), or (iii) above, then, in addition to all other Obligations, Borrower shall be required to pay the Term Loan Prepayment Premium, the Final Payment, the 2018 Term Loan Prepayment Premium and 2018 Term Loan Final Payment.”

and inserting in lieu thereof the following:

“, (iv) $1.00 for the six (6) month period ending December 31, 2018, (v) ($3,500,000.00) for the six (6) month period ending March 31, 2019, (vi) ($4,000,000.00) for the six (6) month period ending June, 2019, (vii) ($4,000,000.00) for the six (6) month period ending September 30, 2019, and (viii) ($2,000,000.00) for the six (6) month period ending December 31, 2019.

With respect to any period ending after December 31, 2019, Bank will set the Adjusted EBITDA covenant levels for any such period in its reasonable discretion (based upon the methodology used to set such covenants previously and Bank’s then existing underwriting criteria), in consultation with Borrower, based upon budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant in its reasonable judgment, including, without limitation, Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2020 to any such covenant levels proposed by Bank with respect to the 2020 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2020; and

(ii)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2021 to any such covenant levels proposed by Bank with respect to the 2021 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2021.

Notwithstanding any terms in this Agreement to the contrary, if the Term Loan Maturity Date, 2018 Term Loan Maturity Date and Revolving Line Maturity Date are accelerated pursuant to (i) or (ii) above, then, in addition to all other Obligations, Borrower shall be required to pay the Term Loan Prepayment Premium, the Final Payment, the 2018 Term Loan Prepayment Premium and 2018 Term Loan Final Payment.”

3	The Loan Agreement shall be amended by inserting the following new text, appearing at the end of Section 6.9 thereof:

“    (d) Minimum Consolidated Net Revenue. Maintain, to be tested the last day of each calendar quarter set forth herein, net revenue on a consolidated basis for Borrower and its Subsidiaries during the trailing six (6) month period ending on such day of at least: (i) Eleven Million Four Hundred Forty-Three Thousand Dollars ($11,443,000.00) for the trailing six (6) month period ending March 31, 2019; (ii) Eleven Million Five Hundred Seventy-One Thousand Dollars ($11,571,000.00) for the trailing six (6) month period ending June 30, 2019; (iii) Twelve Million Nine Hundred Sixty-Three Thousand Dollars ($12,963,000.00) for the trailing six (6) month period ending September 30, 2019; and (iv) Fourteen Million Five Hundred Twenty-Nine Thousand Dollars ($14,529,000.00) for the trailing six (6) month period ending December 31, 2019.

With respect to any period ending after December 31, 2019, Bank will set the net revenue covenant levels for any such period in its reasonable discretion (based upon the methodology used to set such covenants previously and Bank’s then existing underwriting criteria), in consultation with Borrower, based upon budgets, sales projections, operating plans and other financial information with respect to Borrower that Bank deems relevant in its reasonable judgment, including, without limitation, Borrower’s annual financial projections approved by the Board. With respect thereto:

(i)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2020 to any such covenant levels proposed by Bank with respect to the 2020 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2020; and

(ii)    Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) on or before March 15, 2021 to any such covenant levels proposed by Bank with respect to the 2021 calendar year shall result in the Revolving Line Maturity Date, the Term Loan Maturity Date and the 2018 Term Loan Maturity Date being accelerated to April 30, 2021.

Notwithstanding any terms in this Agreement to the contrary, if the Term Loan Maturity Date, 2018 Term Loan Maturity Date and Revolving Line Maturity Date are accelerated pursuant to (i) or (ii) above, then, in addition to all other Obligations, Borrower shall be required to pay the Term Loan Prepayment Premium, the Final Payment, the 2018 Term Loan Prepayment Premium and 2018 Term Loan Final Payment.”

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:

“with a copy to:	Blank Rome LLP
The Chrysler Building 405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman
Email: rmittman@blankrome.com”

and inserting in lieu thereof the following:

“with a copy to:	Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Jeffrey A. Baumel, Esquire
Email: jeffrey.baumel@dentons.com”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:

“with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com”

and inserting in lieu thereof the following:

“with a copy to:	Morrison & Foerster LLP
200 Clarendon Street, 20th Floor
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Fax: (617) 830-0142
Email: DEphraim@mofo.com”

6	The Loan Agreement shall be amended by deleting the following definition, appearing in Section 13.1 thereof:

“    “Adjusted EBITDA” means, as calculated for Borrower and its Subsidiaries on a consolidated basis, for any period for any date of determination, (a) Net Income, plus (b) the sum of the following to the extent deducted in the calculation of Net Income in accordance with GAAP, (i) Interest Expense, (ii) depreciation expense and amortization expense, (iii) income tax expense, (iv) non-cash stock compensation expense, (v) non-cash impairment of goodwill expense, and (vi) other non-cash items approved by Bank in writing on a case-by-case basis in its good faith business discretion.”

and inserting in lieu thereof the following:

“    “Adjusted EBITDA” means, as calculated for Borrower and its Subsidiaries on a consolidated basis, for any period for any date of determination, (a) Net Income, plus (b) the sum of the following to the extent deducted in the calculation of Net Income in accordance with GAAP, (i) Interest Expense, (ii) depreciation expense and amortization expense, (iii) income tax expense, (iv) non-cash stock compensation expense, (v) non-cash impairment of goodwill expense, (vi) other non-cash items approved by Bank in writing on a case-by-case basis in its good faith business discretion, and (vii) with respect to the six (6) month period ending March 31, 2019 only and relating only to expenses incurred during the calendar quarter ending December 31, 2018, (A) the one-time cash severance package for Borrower’s Chief Executive Officer in an amount not to exceed One Million Five Thousand Dollars ($1,005,000.00) , (B) one-time litigation expenses related to turnover of the Board in an amount not to exceed Three Hundred Fifty Thousand Dollars ($350,000.00), (C) debt issuance expenses in an amount not to exceed Four Hundred Fifty-One Thousand Dollars ($451,000.00) and (D) one-time legal expenses in an amount not to exceed Three Hundred Thousand Dollars ($300,000.00).”

7	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby deleted and replaced with the Compliance Certificate attached as Schedule 1 hereto.

4.    FEES AND EXPENSES. Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.    RATIFICATION OF PERFECTION CERTIFICATES.

(a)    Except as set forth on Schedule 2 hereto, ICAD hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of ICAD dated as of August 7, 2017, and acknowledges, confirms and agrees that the disclosures and information ICAD provided to Bank in such Perfection Certificate have not changed as of the date hereof.

(b)    Except as set forth on Schedule 3 hereto, Xoft hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Xoft dated as of August 7, 2017, and acknowledges, confirms and agrees that the disclosures and information Xoft provided to Bank in such Perfection Certificate have not changed as of the date hereof.

(c)    Except as set forth on Schedule 4 hereto, Xoft Solutions hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate of Xoft Solutions dated as of August 7, 2017, and acknowledges, confirms and agrees that the disclosures and information Xoft Solutions provided to Bank in such Perfection Certificate have not changed as of the date hereof.

6.    CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.    RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank to secure the Obligations and confirms that the Obligations are secured.

8.    RELEASE BY BORROWER.

A.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Loan Modification Agreement, in each case, arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing (collectively “Released Claims”).

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the released party.” (Emphasis added.)

C.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Loan Modification Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

1

Except as expressly stated in this Loan Modification Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Loan Modification Agreement.

2	Borrower has made such investigation of the facts pertaining to this Loan Modification Agreement and all of the matters appertaining thereto, as it deems necessary.

3	The terms of this Loan Modification Agreement are contractual and not a mere recital.

4

This Loan Modification Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Loan Modification Agreement is signed freely, and without duress, by Borrower.

5

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

9.    CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10.    COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank. This Loan Modification Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one agreement. Any signatures delivered by a party by facsimile transmission or by email delivery of a copy of such executed counterpart in PDF format shall be as effective as delivery of a manually executed counterpart thereof.

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This Loan Modification Agreement is executed as of the date first written above.

BANK:

SILICON VALLEY BANK

By:
Name:
Title:

BORROWER:

ICAD, INC.

By:
Name:
Title:

XOFT, INC.

By:
Name:
Title:

XOFT SOLUTIONS, LLC

By:
Name:
Title: